Exhibit 5.3

July 18, 2008
BBVA U.S. Senior, S.A. Unipersonal
BBVA Subordinated Capital, S.A. Unipersonal
Banco Bilbao Vizcaya Argentaria, S.A.
Plaza de San Nicolás, 4
48005 Bilbao
Spain
Ladies and Gentlemen:
     We have acted as special U.S. counsel for BBVA International Preferred, S.A. Unipersonal, a sociedad anónima organized under the laws of the Kingdom of Spain (“Spain”) (“BBVA Preferred”), BBVA U.S. Senior, S.A. Unipersonal, a sociedad anónima organized under the laws of Spain (“BBVA Senior”), BBVA Subordinated Capital, S.A. Unipersonal, a sociedad anónima organized under the laws of Spain (“BBVA Subordinated”), and Banco Bilbao Vizcaya Argentaria, S.A., a sociedad anónima organized under the laws of Spain (“BBVA”), in connection with the Registration Statement on Form F-3 (File No. 333-144784) (the “Registration Statement”), as amended, filed by BBVA Preferred, BBVA Senior, BBVA Subordinated and BBVA with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the sale from time to time of (i) BBVA’s ordinary shares, nominal value €0.49 per share, (ii) BBVA Preferred’s non-cumulative guaranteed preferred securities (the “Preferred Securities”), (iii) BBVA Senior’s debt securities (the “Senior Debt Securities”), which may be issued pursuant to a senior indenture dated as of July 18, 2008 among BBVA Senior, BBVA and The Bank of New York Mellon, as trustee (the “Senior Debt Trustee”) (the “Senior Debt Indenture”), (iv) BBVA Subordinated’s debt securities (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”), which may be issued pursuant to a subordinated indenture dated as of July 18, 2008 among BBVA Subordinated, BBVA and The Bank of New York Mellon, as trustee (the “Subordinated Debt Trustee”) (the “Subordinated Debt Indenture”) and (v) guarantees of the Preferred Securities, Senior Debt Securities and Subordinated Debt Securities to be issued under one or more guarantee agreements to be entered into by BBVA.
     We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

     Based upon the foregoing we are of the opinion that:
     1. Assuming that (i) the Senior Debt Indenture and any supplemental indenture to be entered into in connection with the issuance of any Senior Debt Securities have been duly authorized, executed and delivered by BBVA Senior, BBVA and the Senior Debt Trustee, (ii) the specific terms of a particular series of Senior Debt Securities have been duly authorized and established insofar as Spanish law is concerned and in accordance with the Senior Debt Indenture and (iii) such Senior Debt Securities have been duly authorized, executed, authenticated, issued and delivered insofar as Spanish law is concerned and in accordance with the Senior Debt Indenture and the applicable underwriting or other agreement against payment therefor, such Senior Debt Securities (other than the terms governed by Spanish law, as to which we express no opinion) will constitute valid and binding obligations of BBVA Senior, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.
     2. Assuming that (i) the Subordinated Debt Indenture and any supplemental indenture to be entered into in connection with the issuance of any Subordinated Debt Securities have been duly authorized, executed and delivered by BBVA Subordinated, BBVA and the Subordinated Debt Trustee, (ii) the specific terms of a particular series of Subordinated Debt Securities have been duly authorized and established insofar as Spanish law is concerned and in accordance with the Subordinated Debt Indenture and (iii) such Subordinated Debt Securities have been duly authorized, executed, authenticated, issued and delivered insofar as Spanish law is concerned and in accordance with the Subordinated Debt Indenture and the applicable underwriting or other agreement against payment therefor, such Subordinated Debt Securities (other than the terms governed by Spanish law, as to which we express no opinion) will constitute valid and binding obligations of BBVA Subordinated, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.
     In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such Debt Security, (i) the Board of Directors of the issuer thereof shall have duly established the terms of such security and duly authorized the issuance and sale of such security and such authorization shall not have been modified or rescinded, (ii) the Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded, and (iii) there shall not have occurred any change in law affecting the validity or enforceability of such security. We have also assumed that none of the terms of any security to be established subsequent to the date hereof, nor the issuance and delivery of such security, nor the compliance by BBVA Senior or BBVA Subordinated, as the case may be, with the terms of such security will violate any applicable law or public policy or will result in a violation, default or breach of any provision of any instrument or agreement then binding upon BBVA Senior or BBVA Subordinated, as the case may be, or any restriction imposed by any court or governmental body having jurisdiction over BBVA Senior or BBVA Subordinated, as the case may be.
     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the captions “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
     This opinion is rendered solely to you in connection with the Registration Statement. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,
/s/ Davis Polk & Wardwell

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